Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

WildHorse Resource Development Corporation:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-xxxx) and related Joint Proxy Statement/Prospectus of Chesapeake Energy Corporation for the proposed merger between Chesapeake Energy Corporation and WildHorse Resource Development Corporation and to the incorporation by reference therein of our report dated March 28, 2017, with respect to the consolidated financial statements of Esquisto Resources II, LLC and Subsidiaries (not presented separately therein), included in WildHorse Resource Development Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 4, 2018